SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Delaware Enhanced Global Dividend and Income Fund
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IMPORTANT INFORMATION ABOUT YOUR FUND
June 19, 2018
Dear Shareholder:
I am writing with important information for shareholders of Delaware Enhanced Global Dividend and Income Fund (the "Fund"). Your Fund's Annual Shareholders' Meeting is scheduled to take place in August 2018. In the next few weeks, you will receive your Fund's proxy statement and WHITE proxy card. I urge you to review the proposals in the Fund's proxy statement and to return the Fund's WHITE proxy card promptly.
Your Board is Dedicated to Serving the Interests of ALL Fund Shareholders
Your Fund's Board believes strongly that your Fund is best able to serve the interests of all shareholders and to achieve the Fund's investment objectives if it continues as a closed-end fund. Your Board has taken significant steps to enhance the value of your investment in the Fund, including (i) implementing a managed distribution policy; (ii) announcing a tender offer for up to 20% of Fund shares to be completed in the fourth quarter of this year; and (iii) announcing annual tender offers whenever the market price discount to NAV exceeds 10% during a designated measurement period, commencing in 2019. See the attached press release for more details. The Board believes these actions strike an appropriate balance between satisfying shorter-term shareholders' interests in liquidity with long-term shareholders' interests in current income and capital appreciation, and notes that the actions have resulted in a market price discount to NAV of only -3.54% as of May 31, 2018.
Your Board has also continuously supported the Fund's use of leverage which, in recent times, has allowed the Fund to enhance your returns above those which would have been obtained in the absence of leverage. The Fund can only use leverage in this fashion if it continues as a closed-end fund.
Your Board has nominated nine incumbent Trustees, all of whom are well qualified and intimately familiar with the Fund, have been in their current roles since at least 2015, and are dedicated to serving the interests of all Fund shareholders.
Long-Term Interests in Your Fund are Under Attack by an Activist Hedge Fund Group
I want to warn you, however, that an activist hedge fund group, Saba Capital Management, L.P. ("Saba"), wants to pass a proposal that your Board believes would significantly undermine the ability of the Fund to operate as a closed-end fund, thereby potentially depriving you of the continuing ability to invest in this four-star Morningstar fund. Saba has also put forth a slate of handpicked dissident nominees for election to your Fund's Board to implement its objective of liquidating or open-ending the Fund to obtain a short-term gain. We believe that Saba's proposal would needlessly waste Fund resources, force the Fund to sell securities at an inopportune time, and significantly diminish (or more probably, completely eliminate) the Fund's ability to operate effectively over the long term.
Your Board unanimously recommends that you vote FOR your Fund's nominees (Proposal 1) and AGAINST Saba's shareholder proposal (Proposal 2). When you receive your Fund proxy materials, please promptly complete, sign, date, and return the Fund's WHITE proxy card.
If you owned shares of the Fund on the record date, June 8, 2018, you should receive the Fund's proxy materials and the WHITE proxy card in mid-July. Your Fund has retained AST as its proxy solicitor.  If representatives of AST call you, they will clearly identify themselves as the proxy solicitor for the Fund.
Please Do Not Return Saba's GOLD Proxy Card or Give Your Vote to InvestorCom over the Telephone
You may receive a different proxy statement from Saba (along with a GOLD proxy card), seeking approval of its self-interested proposal and its eight dissident nominees who are unfamiliar with the Fund. Please discard any GOLD proxy card that you receive from Saba.  Do not return it, even to withhold votes from Saba's nominees or to vote against Saba's proposal, because doing so will cancel out your vote on the Fund's WHITE proxy card.  In addition, you may receive calls from representatives of Saba's proxy solicitor, InvestorCom.  Please do not give your vote over the telephone to InvestorCom, even to withhold votes from Saba's nominees or to vote against Saba's proposal, as this will also cancel out your vote on the Fund's WHITE proxy card.

We Plan to Defend the Fund Vigorously
We plan to fight vigorously against Saba's demands. Please remember that we will be fighting for ALL shareholders and will not be pressured by Saba into making decisions that jeopardize the Fund and your investment. We will also send you periodic updates on the proxy fight with Saba and to set the record straight about the Fund's nominees for Trustee, the Fund's performance, and the measures the Board has taken to maximize your investment in the Fund.
Thank you for your continued loyalty and support.
Sincerely,

Shawn K. Lytle
President, Chief Executive Officer, and Trustee

ADDITIONAL INFORMATION:
The Fund intends to file its definitive proxy statement for the 2018 Annual Shareholders' Meeting, together with its WHITE proxy card, with the U.S. Securities and Exchange Commission (SEC), and to begin mailing its proxy statement to shareholders, on or about June 30, 2018. The Fund's WHITE proxy card can be used to elect the Fund's nine incumbent Trustee nominees and to vote on the proposal expected to be presented at the annual meeting. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING ANNUAL SHAREHOLDERS' MEETING. Shareholders can obtain additional copies of the notice of annual meeting and proxy statement, including the WHITE proxy card, and other documents filed by the Fund with the SEC, when they become available, by writing the Fund at 2005 Market Street, Philadelphia, PA 19103-7094, or by calling 800 207-2872 on any business day. You may also visit the Fund's website at delawarefunds.com. Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials can also be found on the SEC's website at sec.gov.
Pursuant to SEC proxy rules, the Fund's Trustees and executive officers are "participants" in connection with the 2018 Annual Shareholders' Meeting. Certain regular employees and officers of the Fund's Investment Manager, administrator, or any of their affiliates may become "participants" if any such persons solicit proxies. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the Fund's Certified Shareholder Report on Form N-CSR for the fiscal year ended Nov. 30, 2017 and its proxy statement, when available, for the 2018 Annual Shareholders' Meeting.

Press release

PHILADELPHIA, May 24, 2018

For immediate release

Delaware Enhanced Global Dividend and Income Fund announces self-tender offer for up to twenty percent of its shares and annual tender offer measurement period

Delaware Enhanced Global Dividend and Income Fund (NYSE: DEX) (the "Fund") announced today that its Board of Trustees has authorized an issuer tender offer to purchase for cash up to 3,165,810 shares of its common stock, representing 20 percent of its issued and outstanding shares of common stock, without par value. The tender offer is expected to commence at the end of the third quarter of 2018, and is expected to be completed in the fourth quarter of 2018. Subject to various terms and conditions described in offering materials to be distributed to shareholders: (1) purchases will be made at a price per share equal to 98% of the Fund's net asset value per share as of the close of trading on the first business day after the expiration of the offer; and (2) if more shares are tendered than the amount the Board has authorized to purchase, the Fund will purchase a number of shares equal to the offer amount on a prorated basis.

The shares of common stock of the Fund have recently traded at a discount to their net asset value per share. During the pendency of the tender offer, the current net asset value per share will be available by telephone or on the Fund's website at delawarefunds.com/closed-end.

The Fund also announced today that its Board of Trustees has authorized the implementation of an annual tender offer measurement period to provide a periodic liquidity opportunity to shareholders. Specifically, commencing in 2019, if the Fund is trading at an average discount of more than 10% during a 12-week measurement period established each year by the Board during the second calendar quarter of the year, the Fund will conduct an additional tender offer.

The Fund's primary investment objective is to seek current income, with a secondary objective of capital appreciation. The Fund invests globally in dividend-paying or income-generating securities across multiple asset classes, including but not limited to: equity securities of large, well-established companies; securities issued by real estate companies (including real estate investment trusts and real estate industry operating companies); debt securities (such as government bonds; investment grade and high risk, high yield corporate bonds; and convertible bonds); and emerging market securities. The Fund also uses enhanced income strategies by engaging in dividend capture trading; option overwriting; and realization of gains on the sale of securities, dividend growth, and currency forwards. There is no assurance that the Fund will achieve its investment objectives.

Under normal market conditions, the Fund will invest: (1) at most 60% of its net assets in securities of U.S. issuers; and (2) at least 40% of its net assets in securities of non-U.S. issuers, unless market conditions are not deemed favorable by the Manager, in which case, the Fund would invest at least 30% of its net assets in securities of non-U.S. issuers; and 3) the Fund may invest up to 25% of its net assets in securities issued by real estate companies (including real estate investment trusts and real estate industry operating companies). In addition, the Fund utilizes leveraging techniques in an attempt to obtain higher return for the Fund.

The Fund has implemented a managed distribution policy. Under the policy, the Fund is managed with a goal of generating as much of the distribution as possible from net investment income and short-term capital gains. The balance of the distribution will then come from long-term capital gains to the extent permitted, and if necessary, a return of capital. Even though the Fund may realize current year capital gains, such gains may be offset, in whole or in part, by the Fund's capital loss carryovers from prior years. Shareholders should not draw any conclusions about the Fund's investment performance from the amount of any distributions or from the terms of the Fund's policy. Shareholders should not draw any conclusions about the Fund's investment performance from the amount of any distributions or from the terms of the Fund's policy.

Shareholders are advised to read the offer to purchase when it is available as it contains important information. The offer to purchase and other documents filed by the Fund with the U.S. Securities and Exchange Commission (SEC), including the Fund's annual report for the fiscal year ended November 30, 2017, will be available without cost at the Commission's website (sec.gov) or by calling the Fund's Information Agent.

Additional Information

The Fund intends to file its proxy statement for the 2018 Annual Shareholders' Meeting with the SEC. Shareholders are urged to read the Fund's notice of annual meeting and proxy statement, and any other relevant documents filed with the SEC when they become available, because they contain important information about the Fund and the upcoming annual shareholders' meeting. Shareholders will be able obtain additional copies of the notice of annual meeting and proxy statement and other documents filed by the Fund with the SEC, when they become available, by writing the Fund at 2005 Market Street, Philadelphia, PA 19103-7094. You may also visit the Fund's website at delawarefunds.com/closed-end. Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials will also be available on the SEC's website at sec.gov.

Pursuant to SEC proxy rules, the Fund's Trustees and executive officers are "participants" in connection with the 2018 Annual Shareholders' Meeting. Certain regular employees and officers of the Fund's investment manager or any of its affiliates may become "participants" if any such persons solicit proxies. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the Fund's Certified Shareholder Report on Form N-CSR for the fiscal year ended November 30, 2017 and its proxy statement, when available, for the 2018 Annual Shareholders' Meeting.

About Macquarie Investment Management

Macquarie Investment Management, a member of Macquarie Group, includes the former Delaware Investments and is a global asset manager with offices throughout the United States, Europe, Asia, and Australia. As active managers, we prioritize autonomy and accountability at the team level in pursuit of opportunities that matter for clients. Macquarie Investment Management is supported by the resources of Macquarie Group (ASX: MQG; ADR: MQBKY), a global provider of asset management, investment, banking, financial and advisory services.

Advisory services are provided by Macquarie Investment Management Business Trust, a registered investment advisor. Macquarie Group refers to Macquarie Group Limited and its subsidiaries and affiliates worldwide. For more information about Delaware Funds® by Macquarie, visit delawarefunds.com or call 800 523-1918.

Other than Macquarie Bank Limited (MBL), none of the entities referred to in this document are authorized deposit-taking institutions for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of these entities do not represent deposits or other liabilities of MBL, a subsidiary of Macquarie Group Limited and an affiliate of Macquarie Investment Management. MBL does not guarantee or otherwise provide assurance in respect of the obligations of these entities, unless noted otherwise.
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Contacts and disclaimer
Investors	Media contacts
Georgeson LLC	Daniela Palmieri
888 605-8334	215 255-8878
delawarefunds.com/closed-end
Jessica Fitzgerald
215 255-1336

© 2018 Macquarie Management Holdings, Inc.

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